Exhibit 10(xx)(2)

AMENDMENTS TO THE

REYNOLDS METALS COMPANY BENEFIT RESTORATION PLAN

FOR NEW RETIREMENT PROGRAM

Pursuant to Article VI of the Reynolds Metals Company Benefit Restoration Plan for New Retirement Program (“Plan”), which provides that the Plan may be amended in whole or in part at any time, the Plan is revised as follows:

1.	Section 2.14 definition of “Surviving Spouse,” of the Plan is amended by adding the following to the end thereof:

For Participants retiring on or after January 1, 2012 with a benefit under this Plan, the term Surviving Spouse in the Plan will include a Surviving Domestic Partner as defined in Alcoa Retirement Plan I and designated as a beneficiary under Alcoa Retirement Plan I. Notwithstanding any reference in this Plan, no consents from a Surviving Domestic Partner shall be required for any payment under this Plan.

2.	In all other respects, the Plan is ratified and confirmed.

11-12 RMC BRP